EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 333-137675 on Form S-3 and Registration Statement Nos. 333-11503, 333-91531, 333-100038, 333-100039, and 333-110784 on Form S-8 of our report dated September 11, 2008 (September 2, 2009 as to the effects of the restatement discussed in Note 18 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of LSI Industries Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board No. 109, on July 1, 2007), and our report dated September 11, 2008 (September 2, 2009 as to the effects of the material weakness described in Management’s Report On Internal Control Over Financial Reporting, As Revised) relating to the effectiveness of LSI Industries Inc. and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of LSI Industries Inc. and subsidiaries for the year ended June 30, 2008.
/s/ Deloitte & Touche LLP
Cincinnati, Ohio
September 2, 2009